Exhibit 99.1

CONTACT:
Thornburg Mortgage, Inc., Santa Fe
Leanne L. Gallagher, 505-989-1900
ir@thornburgmortgage.com

Clarence G. Simmons III Joins Thornburg Mortgage as Chief Financial Officer

Former COO and CAO of Countrywide Financial Subsidiary
To Play Key Role in Thornburg Mortgage’s Continuing Expansion

      SANTA FE, NM — March 14, 2005 — Thornburg Mortgage, Inc. (NYSE: TMA) announced today that Clarence (Clay) G. Simmons III, 52, has been named senior executive vice president and, effective April 29, 2005, chief financial officer. Mr. Simmons joins the company from Countrywide Financial Corporation (CFC), currently the nation’s largest mortgage originator, where he was a Managing Director. Mr. Simmons was a founder of CFC’s bank subsidiary, Treasury Bank, N.A., and has served as chief operating officer, chief risk oversight officer and chief accounting officer of the unit. He will report directly to Larry Goldstone, president and chief operating officer of Thornburg Mortgage.

      Mr. Simmons replaces Richard Story, who is retiring after 12 years of service as Thornburg Mortgage’s chief financial officer and four years of service as a member of the Board of Directors, and over 30 years in the financial services industry. After a highly successful career, Mr. Story has decided to pursue personal interests outside of the financial services industry, but will continue to provide counsel to the company as part of a newly formed advisory board.

      Commenting on Mr. Story’s departure, Mr. Garrett Thornburg, chairman and chief executive officer stated, “Rick has played an invaluable role in making Thornburg Mortgage the success it is today. His hard work, diligence and strategic insights during his tenure at the company have contributed to the phenomenal growth we have experienced without compromising our accounting and financial standards, and have prepared us for many years to come. As one of Thornburg Mortgage’s founding team, Rick will be greatly missed.”

      Mr. Goldstone added, “Rick has been a key architect in the growth, development and strategies that have set us apart as we strive to become one of the top 50 single-family residential lenders in the country. We are pleased that he has agreed to stay on as an advisor to the company where we will continue to benefit from his knowledge and expertise.”

      Mr. Goldstone continued, “Replacing Mr. Story will not be easy, but we are extremely pleased to welcome Clay Simmons to Thornburg Mortgage. He brings a track record of outstanding achievement in both the financial services and loan origination business that will be invaluable as we continue to expand our business. His experience leading a large-scale portfolio lending operation will enhance our ability to continue our track record of success in the future.”

      “I am excited to be joining a dynamic company with a strong record of growth and shareholder wealth creation,” said Mr. Simmons. “With its unique business model, exceptional management talent and innovative products, it’s gratifying to be a part of such an exciting company.”

      During his five years at CFC, Mr. Simmons was responsible for developing and obtaining Federal Reserve Bank and Office of the Comptroller of the Currency approval of CFC’s banking strategy as well as leading the acquisition and growth of Treasury Bank. During his tenure with Treasury Bank, Mr. Simmons was responsible for building the bank’s lending, financial management, financial control, strategic planning and credit risk management infrastructure to support the bank’s growth in assets from $80 million to over $40 billion, and pre-tax earnings to more than $500 million. Prior to CFC, Simmons served for two years as Senior Vice-President, Chief Operating and Financial Officer for CTUSA, the U.S. banking subsidiary of Canada Trust, the largest trust company in Canada with $79 billion in assets under management. Mr. Simmons also served for 13 years in a number of capacities at First Federal Savings and Loan Association of Rochester, New York, including Senior Vice-President and Chief Financial Officer. Mr. Simmons began his career at Marine Midland Bank as a Financial Planning Officer.

      Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $29.2 billion in high quality assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

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